      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                         MAGELLAN HEALTH SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                       DELAWARE                                                58-1076937
            (State or other jurisdiction of                                 (I.R.S. Employer
            incorporation or organization)                                 Identification No.)

                           3414 PEACHTREE ROAD, N.E.,
                                   SUITE 1400
                             ATLANTA, GEORGIA 30326
                                 (404) 841-9200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                         ------------------------------

                             DAVID J. HANSEN, ESQ.,
                                GENERAL COUNSEL
                         MAGELLAN HEALTH SERVICES, INC.
                           3414 PEACHTREE ROAD, N.E.,
                                   SUITE 1400
                             ATLANTA, GEORGIA 30326
                                 (404) 841-9200
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------
                                    COPY TO:
                            PHILIP A. THEODORE, ESQ.
                                KING & SPALDING
                               191 PEACHTREE ROAD
                          ATLANTA, GEORGIA 30303-1763
                                 (404) 572-4600
                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   From time to time after the effective date of the Registration Statement.
                           --------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM
                 TITLE OF SHARES                       AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
                TO BE REGISTERED                   BE REGISTERED (1)      PER UNIT (2)     OFFERING PRICE (3)   REGISTRATION FEE
Common Stock, $.25 par value per share...........        37,825               $.01              $300.00               $.09

(1) The maximum number of shares that may be issued by the Registrant under its agreements in connection with the acquisition of shares of the Common Stock, no par value, of Care Management Resources, Inc. ("CMR Common Stock") assuming that the market price of a share of the Registrant's Common Stock is $26.438, which was the closing price on May 19, 1998, as reported on the New York Stock Exchange.
(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(f)(2), under the Securities Act of 1933, as amended, the offering price is based on the stated value of the CMR Common Stock as of March 31, 1998. There were 400,000 shares of issued and outstanding CMR Common Stock on such date, having an aggregate stated value of $12,000.
(3) The Registrant may obtain a maximum of 30,000 shares of CMR Common Stock.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                 37,825 SHARES
                         MAGELLAN HEALTH SERVICES, INC.
                                  COMMON STOCK
                                ($.25 PAR VALUE)
                               ------------------

    The 37,825 shares (the "Shares") of common stock, $.25 par value per share ("Common Stock"), of Magellan Health Services, Inc. ("Magellan" or the "Company") that are being hereby registered may be offered for sale from time to time by and for the account of Paul G. Shoffeitt (the "Selling Stockholder"). See "Selling Stockholder." Magellan will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder. The Selling Stockholder may acquire the Shares, or a portion thereof, by exercising certain options granted to him pursuant to an Option Agreement, dated as of December 4, 1997, between the Company and the Selling Stockholder (the "Option Agreement").

    Magellan is registering the Shares as required by the Option Agreement, to provide the Selling Stockholder with freely tradeable securities. Magellan has also agreed to pay all fees and expenses incident to such registration, other than any underwriting discounts or any selling commissions payable in respect of sales of the Shares, which will be paid by the Selling Stockholder. Magellan expects to pay fees and expenses of approximately $25,000 in connection with the preparation and filing of the registration statement of which this Prospectus is a part (the "Registration Statement"). Magellan has agreed to keep the Registration Statement effective on a continual basis until December 31, 2001, subject to certain extensions.

    The Common Stock is listed on the New York Stock Exchange under the symbol "MGL." On May 19, 1998, the last reported sale price of the Common Stock on the New York Stock Exchange was $26.438 per share.

    The sale or distribution of all or any portion of the Shares offered hereby may be effected from time to time by the Selling Stockholder directly, indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, on the New York Stock Exchange, in the over-the-counter market, on any national securities exchange on which shares of the Common Stock are listed or traded, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "Plan of Distribution." To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The Selling Stockholder reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents.

    The Selling Stockholder and any agents or broker-dealers that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

    THERE ARE CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE SHARES. FOR A DISCUSSION OF SUCH RISKS, SEE "RISK FACTORS" BEGINNING ON PAGE 9.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS MAY   , 1998.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the 1933 Act covering the Shares being offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    The Company is subject to the information requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Copies of such material can be obtained from the Public Reference Section of the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549 at prescribed rates. In addition, such reports, proxy statements and other information can be inspected and copied at the public reference facility referred to above and at Regional Offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. The address of such site is http:// www.sec.gov. The Common Stock is listed for trading on the New York Stock Exchange and reports, proxy statements and other information concerning the Company may be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

'

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed with the Commission by the Company (Commission File No. 1-6639) are incorporated by reference into this Prospectus:

    (i) The Company's Current Report on Form 8-K, filed on June 30, 1997, which includes pro forma financial information for the Crescent Transactions (as defined);

    (ii) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, filed on December 23, 1997;

   (iii) The Company's Proxy Statement on Schedule 14A, filed on January 9,
         1998;

    (iv) The Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1997, filed on February 17, 1998;

    (v) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, filed on May 15, 1998;

    (vi) The Company's Current Report on Form 8-K, filed on December 17, 1997, which includes the audited financial statements of HAI (as defined) and pro forma information for the Company's acquisition of HAI;

   (vii) The Company's Current Report on Form 8-K/A, filed on April 3, 1998, which includes the audited financial statements of Merit (as defined) and pro forma financial information for the Acquisition (as defined);

  (viii) The Company's Current Report on Form 8-K, filed on April 8, 1998, which includes pro forma financial information for the CBHS Transactions (as defined);

    (ix) The description of the Common Stock in the Company's registration statement on Form 8-A filed on December 27, 1996.

    In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made pursuant to the Registration Statement shall be deemed to be incorporated by reference into and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document so incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which is also incorporated by reference or deemed to be incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

    The Company will provide, without charge, to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for copies of such documents should be directed to Mr. Kevin Helmintoller, Vice President--Investor Relations, Magellan Health Services, Inc., 3414 Peachtree Road, N.E., Suite 1400, Atlanta, Georgia 30326, telephone (404) 841-9200. These documents may also be accessed from the Commission's Web site which is located at http://www.sec.gov.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS SET FORTH BELOW OR INCORPORATED HEREIN BY REFERENCE. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES HEREIN TO THE "COMPANY" REFER TO MAGELLAN HEALTH SERVICES, INC. AND ITS CONSOLIDATED SUBSIDIARIES. ALL REFERENCES TO FISCAL YEARS IN THIS PROSPECTUS REFER TO YEARS ENDED SEPTEMBER 30. DATA PRESENTED IN THIS PROSPECTUS ON A PRO FORMA BASIS FOR THE YEAR ENDED SEPTEMBER 30, 1997 GIVE EFFECT TO: (I) THE CRESCENT TRANSACTIONS (AS DEFINED); (II) THE COMPANY'S ACQUISITION (THE "ACQUISITION") OF MERIT BEHAVIORAL CARE CORPORATION ("MERIT"), WHICH WAS CONSUMMATED ON FEBRUARY 12, 1998; (III) THE COMPANY'S ACQUISITION OF HUMAN AFFAIRS INTERNATIONAL, INCORPORATED ("HAI"), WHICH WAS CONSUMMATED ON DECEMBER 4, 1997; (IV) THE COMPANY'S ACQUISITION OF ALLIED HEALTH GROUP, INC. AND CERTAIN OF ITS AFFILIATES ("ALLIED"), WHICH WAS CONSUMMATED ON DECEMBER 5, 1997; (V) MERIT'S ACQUISITION OF CMG HEALTH, INC. ("CMG"), WHICH WAS CONSUMMATED ON SEPTEMBER 12, 1997; (VI) EACH OF THE OTHER TRANSACTIONS (AS DEFINED) AND (VII) THE CBHS TRANSACTIONS (AS DEFINED). ON MARCH 3, 1998, THE COMPANY ENTERED INTO DEFINITIVE AGREEMENTS WITH CRESCENT OPERATING, INC. ("COI") AND CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC ("CBHS") TO, AMONG OTHER THINGS, SELL THE COMPANY'S FRANCHISE OPERATIONS, CERTAIN DOMESTIC PROVIDER OPERATIONS AND CERTAIN OTHER ASSETS AND OPERATIONS (THE "CBHS TRANSACTIONS"). SEE "--CBHS TRANSACTIONS." UNLESS OTHERWISE INDICATED, ALL INDUSTRY DATA SET FORTH IN THIS PROSPECTUS HAVE BEEN DERIVED FROM "MANAGED BEHAVIORAL HEALTH MARKET SHARE IN THE UNITED STATES 1997-1998" PUBLISHED BY OPEN MINDS, GETTYSBURG, PENNSYLVANIA (HEREINAFTER REFERRED TO AS "OPEN MINDS "). THE INFORMATION PROVIDED IN THIS PROSPECTUS WITHOUT REFERENCE TO A SPECIFIC DATE IS CURRENT AS OF THE DATE OF THIS PROSPECTUS.

    THIS PROSPECTUS CONTAINS AND INCORPORATES BY REFERENCE CERTAIN "FORWARD-LOOKING STATEMENTS." THOSE STATEMENTS INCLUDE, AMONG OTHER THINGS, THE DISCUSSIONS OF THE COMPANY'S BUSINESS STRATEGY AND EXPECTATIONS CONCERNING THE COMPANY'S POSITION IN THE INDUSTRY, FUTURE OPERATIONS, MARGINS, PROFITABILITY, LIQUIDITY AND CAPITAL RESOURCES. ALL THESE FORWARD-LOOKING STATEMENTS ARE BASED ON ESTIMATES AND ASSUMPTIONS MADE BY MANAGEMENT OF THE COMPANY THAT, ALTHOUGH BELIEVED TO BE REASONABLE, ARE INHERENTLY UNCERTAIN. THEREFORE, UNDUE RELIANCE SHOULD NOT BE PLACED UPON SUCH STATEMENTS AND ESTIMATES. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH ESTIMATES OR STATEMENTS WILL BE REALIZED, AND IT IS LIKELY THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE IDENTIFIED IN THE RISK FACTORS DISCUSSED BELOW. IN LIGHT OF THESE AND OTHER UNCERTAINTIES, THE INCLUSION OF A FORWARD-LOOKING STATEMENT HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY THAT THE COMPANY'S PLANS AND OBJECTIVES WILL BE ACHIEVED.

                                  THE COMPANY

OVERVIEW

    According to enrollment data reported in OPEN MINDS, the Company is the nation's largest provider of managed behavioral healthcare services, offering a broad array of cost-effective managed behavioral healthcare products. As a result of the Acquisition, the Company has over 60.5 million covered lives under managed behavioral healthcare contracts and manages behavioral healthcare programs for over 4,000 customers. Through its current network of over 34,000 providers and 2,000 treatment facilities, the Company manages behavioral healthcare programs for Blue Cross/Blue Shield organizations, health maintenance organizations ("HMOs") and other insurance companies, corporations, federal, state and local governmental agencies, labor unions and various state Medicaid programs. The Company believes it has the largest and most comprehensive behavioral healthcare provider network in the United States as a result of the Acquisition. In addition to the Company's managed behavioral healthcare products, the Company offers specialty managed care products related to the management of certain chronic conditions. The Company also offers a broad continuum of behavioral healthcare services to approximately 3,100 individuals who receive healthcare benefits funded by state and local governmental agencies through National Mentor, Inc., its wholly-owned public-sector provider ("Mentor"). Furthermore, the Company franchises the "CHARTER" System of behavioral healthcare to the acute-care psychiatric hospitals and other behavioral care facilities operated by CBHS, an entity in which the Company owns a 50% equity interest. If the CBHS Transactions are consummated, the Company will no longer have franchise operations or an ownership interest in CBHS.

    The Company's professional care managers coordinate and manage the delivery of behavioral healthcare treatment services through the Company's network of providers, which includes psychiatrists, psychologists, licensed clinical social workers, marriage and family therapists and licensed clinical professional counselors. The treatment services provided by the Company's extensive behavioral provider network include outpatient programs (such as counseling and therapy), intermediate care programs (such as sub-acute emergency care, intensive outpatient programs and partial hospitalization services), inpatient treatment services and alternative care services (such as residential treatment, home and community-based programs and rehabilitative and support services). The Company provides these services through: (i) risk-based products, (ii) employee assistance programs ("EAPs"), (iii) administrative services-only products ("ASO products") and (iv) products that combine features of some or all of these products. Under risk-based products, the Company arranges for the provision of a full range of behavioral healthcare services for beneficiaries of its customers' healthcare benefit plans through fee arrangements under which the Company assumes all or a portion of the responsibility for the cost of providing such services in exchange for a fixed per member per month fee. Under EAPs, the Company provides assessment services to employees and dependents of its customers, and if required, referral services to the appropriate behavioral healthcare service provider. Under ASO products, the Company provides services such as utilization review, claims administration and provider network management. The Company does not assume the responsibility for the cost of providing healthcare services pursuant to its ASO products. As a result of the Acquisition, based on total covered lives, the Company is the industry leader with respect to risk-based, ASO, EAP and integrated products, according to enrollment data reported in OPEN MINDS. For its fiscal year ended September 30, 1997, on a pro forma basis, risk-based, ASO, EAP and integrated products would have accounted for 73%, 12%, 9% and 5%, respectively, of the Company's managed behavioral healthcare net revenues.

    The Company was incorporated in 1969 under the laws of the State of Delaware. The Company's principal executive offices are located at 3414 Peachtree Road, N.E., Suite 1400, Atlanta, Georgia 30326, and its telephone number is (404) 841-9200.

HISTORY

    The Company has historically derived the majority of its revenue as a provider of healthcare services in an inpatient setting. Payments from third party payors are the principal source of revenue for most healthcare providers. In the early 1990's, many third party payors sought to control the cost of providing care to their patients by instituting managed care programs or seeking the assistance of managed care companies. Providers participating in managed care programs agree to provide services to patients for a discount from established rates, which generally results in pricing concessions by the providers and lower margins. Additionally, managed care programs generally encourage alternatives to inpatient treatment settings and the reduced utilization of inpatient services. As a result, third party payors established managed care programs or engaged managed care companies in many areas of healthcare, including behavioral healthcare. The Company, which until June 1997 was the largest operator of psychiatric hospitals in the United States, was adversely affected by the adoption of managed care programs by third party payors.

    Prior to the first quarter of fiscal 1996, the Company was not a provider of behavioral managed care services. During the first quarter of fiscal 1996, the Company acquired a 61% ownership interest in Green Spring. At that time, the Company intended to become a fully integrated behavioral healthcare provider by combining the managed behavioral healthcare products offered by Green Spring with the direct treatment services offered by the Company's psychiatric hospitals. The Company believed that an entity that participated in both the managed care and provider segments of the behavioral healthcare industry could more efficiently provide and manage behavioral healthcare for insured populations than an entity that was solely a managed care company. The Company also believed that earnings from its managed care business would offset, in part, the negative impact on the financial performance of its psychiatric hospitals caused by managed care. Green Spring was the Company's first significant involvement in managed behavioral healthcare. During the first quarter of fiscal 1998, the minority shareholders of Green Spring converted their interests in Green Spring into an aggregate of 2,831,516 shares of Company Common Stock (the "Green Spring Minority Shareholder Conversion").

    Subsequent to the Company's acquisition of Green Spring, the growth of the managed behavioral healthcare industry accelerated. Under the Company's majority ownership, Green Spring increased its base of covered lives from 12.0 million as of the end of calendar year 1995 to 21.1 million as of the end of calendar year 1997, a compound annual growth rate of over 32%. While growth in the industry was accelerating, the managed behavioral healthcare industry also began to consolidate. The Company concluded that consolidation presented an opportunity for the Company to enhance its stockholder value by increasing its participation in the managed behavioral healthcare industry, which the Company believed offered growth and earnings prospects superior to those of the psychiatric hospital industry. Therefore, the Company decided to sell its domestic psychiatric facilities to obtain capital for expansion in the managed behavioral healthcare business.

    The Company took a significant step toward implementing this strategy during the third quarter of fiscal 1997, when it sold substantially all of its domestic acute care psychiatric hospitals and residential treatment facilities (collectively, the "Psychiatric Hospital Facilities") to Crescent Real Estate Equities Limited Partnership ("Crescent") for $417.2 million in cash (before costs of approximately $16.0 million) and certain other consideration. Simultaneously with the sale of the Psychiatric Hospital Facilities, the Company and COI, an affiliate of Crescent, formed CBHS, a joint venture, to operate the Psychiatric Hospital Facilities and certain other facilities transferred to CBHS by the Company. The Company retained a 50% ownership of CBHS; the other 50% of the equity of CBHS is owned by COI.

    In related transactions, (i) Crescent leased the Psychiatric Hospital Facilities to CBHS and (ii) the Company entered into a master franchise agreement (the "Master Franchise Agreement") with CBHS and a franchise agreement with each of the Psychiatric Hospital Facilities and the other facilities operated by CBHS (collectively, the "Franchise Agreements"). The Company's sale of the Psychiatric Hospital Facilities and the related transactions described above are referred to as the "Crescent Transactions." Pursuant to the Franchise Agreements, the Company franchises the "CHARTER" System of behavioral healthcare to each of the Psychiatric Hospital Facilities and other facilities operated by CBHS. In exchange, CBHS agreed to pay the Company, pursuant to the Master Franchise Agreement, annual franchise fees (the "Franchise Fees") of approximately $78.3 million. However, CBHS's obligation to pay the Franchise Fees is subordinate to its obligation to pay rent for the Psychiatric Hospital Facilities to Crescent.

    The sale of the Psychiatric Hospital Facilities provided the Company with approximately $200 million of net cash proceeds after debt repayment for use in implementing its business strategy. The Company used the net cash proceeds to finance the acquisition of additional managed care companies. Specifically, on December 4, 1997, the Company consummated the purchase of HAI, formerly a unit of Aetna/U.S. Healthcare ("Aetna"). HAI provides managed care services to approximately 16.3 million covered lives, primarily through EAPs and other managed behavioral healthcare plans. In addition, on December 5, 1997, the Company purchased the assets of Allied. Allied provides specialty risk-based products and administrative services to a variety of insurance companies and other customers, including Blue Cross of New Jersey, CIGNA and NYLCare, for its
3.7 million members. Allied has over 80 physician networks across the eastern United States. Allied's networks include physicians specializing in cardiology, oncology and diabetes. The Company continues to pursue a strategy of expanding its managed care operations and of reducing the extent to which its earnings are derived from the psychiatric hospital business. In this regard, the Company has further implemented its business strategy through the Acquisition.

    On March 3, 1998, the Company entered into definitive agreements with COI and CBHS to, among other things, sell the Company's franchise operations, certain domestic provider operations and certain other assets and operations. If the CBHS Transactions are consummated, the Company will have completed the divestiture of substantially all of its domestic provider operations. See "CBHS Transactions."

RECENT DEVELOPMENTS

    THE ACQUISITION. On February 12, 1998, the Company consummated its acquisition of Merit for cash consideration of approximately $448.9 million plus the repayment of Merit's debt. Merit manages behavioral healthcare programs for approximately 800 customers across all segments of the healthcare industry, including HMOs, Blue Cross/Blue Shield organizations and other insurance companies, corporations and labor unions, federal, state and local governmental agencies and various state Medicaid programs, and provides managed care services to approximately 21.6 million covered lives at the time of the Acquisition, including approximately 10.6 million risk-based lives. On September 12, 1997, Merit completed the acquisition of CMG. CMG is a national managed behavioral healthcare company with over two million covered lives, including over 1.9 million risk-based lives. Merit paid approximately $48.7 million in cash and issued approximately 739,000 shares of Merit common stock as consideration for CMG.

    THE TRANSACTIONS. On February 12, 1998, in connection with the consummation of the Acquisition, the Company consummated certain related transactions (together with the Acquisition, collectively, the "Transactions"), as follows:
(i) the Company terminated its existing credit agreement (the "Magellan Existing Credit Agreement"); (ii) the Company repaid all loans outstanding pursuant to and terminated Merit's existing credit agreement (the "Merit Existing Credit Agreement") (the Magellan Existing Credit Agreement and the Merit Existing Credit Agreement are hereinafter referred to as the "Existing Credit Agreements"); (iii) the Company consummated a tender offer for its 11 1/4% Series A Senior Subordinated Notes due 2004 (the "Magellan Outstanding Notes");
(iv) Merit consummated a tender offer for its 11 1/2% Senior Subordinated Notes due 2005 (the "Merit Outstanding Notes") (the Magellan Outstanding Notes and the Merit Outstanding Notes are hereinafter referred to collectively as the "Outstanding Notes" and such tender offers are hereinafter referred to collectively as the "Debt Tender Offers"); (v) the Company entered into a new senior secured bank credit agreement (the "New Credit Agreement") with The Chase Manhattan Bank ("Chase") and a syndicate of financial institutions, providing for credit facilities of $700 million; and (vi) the Company issued its 9% Senior Subordinated Notes due 2008 (the "Old Notes") pursuant to an indenture, dated February 12, 1998, between the Company and Marine Midland Bank, as Trustee (the "Indenture"). The Company intends to effect an exchange offer in which it will exchange its 9% Series A Senior Subordinated Notes (the "New Notes") for the Old Notes. The Old Notes and the New Notes are collectively referred to hereinafter as the "Notes."

    GREEN SPRING MINORITY SHAREHOLDER CONVERSION. The minority shareholders of Green Spring have converted their interests in Green Spring into an aggregate of 2,831,516 shares of Company Common Stock. Such conversion is referred to as the "Green Spring Minority Shareholder Conversion." As a result of the Green Spring Minority Shareholder Conversion, the Company owns 100% of Green Spring.

    CBHS TRANSACTIONS. On March 3, 1998, the Company and certain of its wholly owned subsidiaries entered into definitive agreements with COI and CBHS pursuant to which the Company will, among other things, sell the Company's franchise operations, certain domestic provider operations and certain other assets and operations. The definitive agreements include: (i) an equity purchase agreement between the Company and COI (the "Equity Purchase Agreement"); (ii) a purchase agreement between the Company, certain of its wholly owned subsidiaries and CBHS (the "Purchase Agreement"); and (iii) a support agreement between the Company and COI (the "Support Agreement"). Pursuant to the Equity Purchase Agreement, the Company agreed to sell to COI the Company's common and preferred equity interest in CBHS. Pursuant to the Purchase Agreement, the Company and certain of its wholly owned subsidiaries agreed to sell to CBHS: (i) Charter Advantage, LLC, the entity that conducts the Company's franchise operations; (ii) Charter System, LLC, which owns the intellectual property comprising the "CHARTER" system of behavioral healthcare;
(iii) Group Practice Affiliates, Inc., the Company's physician practice management business ("GPA"); (iv) certain behavioral staff model operations; (v) the Company's Puerto Rican provider management business; (vi) Golden Isle Assurance Company, Ltd., one of the Company's captive insurance companies ("Golden Isle"); and (vii) Strategic Advantage, Inc., which owns certain intellectual property used by the Company to monitor clinical results ("Strategic Advantage"). The obligations of CBHS and the Company to consummate the transactions contemplated by the Purchase Agreement are also subject to, among other things, the execution of either (i) a Joint Venture Purchase Agreement pursuant to which the Company will sell to CBHS, for no additional consideration, its interest in six hospital-based joint ventures that are managed by CBHS on behalf of the Company (the "Joint Ventures") or (ii) amendments to the services agreements between the Company and certain subsidiaries of CBHS relating to the Joint Ventures pursuant to which the Company will transfer to CBHS all rights to receive certain distributions with respect to the Joint Ventures and pursuant to which CBHS would assume all obligations of the Company with respect to the Joint Ventures, in each case arising after consummation of the CBHS Transactions. The Purchase Agreement further provides that at the time of the closing of the CBHS Transactions, the Company and CBHS will execute an amendment to the Master Franchise Agreement stating that: (i) during the period from February 1, 1998 until the closing of the CBHS Transactions, the Franchise Fees will be reduced from $6.5 million per month to $5.0 million per month and (ii) all such Franchise Fees and all accrued and unpaid Franchise Fees as of March 3, 1998 shall be due and payable 180 days after the closing of the CBHS Transactions.

    Among other things, the Support Agreement obligates COI to provide CBHS assistance in obtaining financing for its payment obligation under the Purchase Agreement, including its agreement to: (i) provide assistance in the preparation of any offering documents required in connection with CBHS's efforts to obtain financing, (ii) reimburse CBHS for all expenses incurred in connection with obtaining financing, and (iii) purchase up to $25.0 million of CBHS securities if necessary to permit CBHS to obtain the required financing. The Support Agreement also obligates COI, under certain circumstances, to pay the Company a termination fee equal to $2.5 million in cash and the number of shares of COI common stock obtained by dividing $2.5 million by the average closing price of a share of COI common stock for the five trading days prior to the termination of the Purchase Agreement and for the five trading days after the termination of the Purchase Agreement, if the CBHS Transactions are not consummated as a result of the failure of CBHS to obtain sufficient financing for its payment obligations under the Purchase Agreement.

    Upon consummation of the CBHS Transactions, the Company will receive $280.0 million in cash, pursuant to the Purchase Agreement and, pursuant to the Equity Purchase Agreement, the number of shares of COI common stock obtained by dividing $30.0 million by the average closing price of a share of COI common stock for the ten trading days preceding consummation of the CBHS Transactions. The Company expects to use the cash proceeds, after transaction costs of approximately $8.0 million, to repay indebtedness outstanding under the term loan facility of the New Credit Agreement (the "Term Loan Facility"). The CBHS Transactions are expected to close in the third quarter of fiscal 1998. There can be no assurance that the Company will consummate the CBHS Transactions.

    The obligations of the Company and CBHS to consummate the transactions contemplated by the Equity Purchase Agreement and the Support Agreement are conditioned upon the execution and delivery of a services purchase agreement (the "Services Purchase Agreement"). It is expected that the Services Purchase Agreement would obligate the Company to purchase from CBHS a designated minimum amount of behavioral healthcare services for gate-kept risk-based covered lives if CBHS meets certain standards required of it pursuant to the Provider Services Agreement (as defined). If the CBHS Transactions are consummated, the Company also expects to enter into a provider services agreement (the "Provider Services Agreement") with CBHS pursuant to which the Company would grant CBHS status as a national preferred provider of behavioral healthcare services to the Company for ten years provided that CBHS complies during the term of the Provider Services Agreement with enhanced clinical, quality assurance, reporting and customer service standards in addition to the standards currently required of other providers of such services to the Company.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS

    As a result of the Transactions, the Company is currently highly leveraged, with indebtedness that is substantial in relation to its stockholders' equity. As of March 31, 1998, the Company's aggregate outstanding indebtedness was approximately $1.2 billion and the Company's stockholders' equity was approximately $182.0 million as of the same date. The New Credit Agreement and the Indenture permit the Company to incur or guarantee certain additional indebtedness, subject to certain limitations.

    The Company's high degree of leverage could have important consequences to owners of Common Stock, including, but not limited to, the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness; (iii) the Company is substantially more leveraged than certain of its competitors, which might place the Company at a competitive disadvantage;
(iv) the Company may be hindered in its ability to adjust rapidly to changing market conditions; and (v) the Company's high degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or its business or in the event of adverse changes in the regulatory environment applicable to the Company.

    The Company's ability to repay or to refinance its indebtedness and to pay interest on its indebtedness will depend on its financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and to certain financial, business and other factors, many of which are beyond the Company's control. These factors could include operating difficulties, increased operating costs, the actions of competitors, regulatory developments and delays in implementing strategic projects. The Company's ability to meet its debt service and other obligations may depend in significant part on the extent to which the Company can successfully implement its business strategy. There can be no assurance that the Company will be able to implement its strategy fully or that the anticipated results of its strategy will be realized.

    If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay capital expenditures, sell assets or seek to obtain additional equity capital or to restructure its debt. There can be no assurance that the Company's cash flow and capital resources will be sufficient for payment of principal of and interest on its indebtedness in the future, or that any such alternative measures would be successful or would permit the Company to meet its scheduled debt service obligations. The value of the Common Stock would be adversely affected if the Company were unable to fund its debt service obligations.

    In addition, because the Company's obligations under the New Credit Agreement bear interest at floating rates, an increase in interest rates could adversely affect, among other things, the Company's ability to meet its debt service obligations.

HISTORY OF UNPROFITABLE OPERATIONS

    The Company experienced losses from continuing operations before extraordinary items in each fiscal year from 1993 through 1995. Such losses amounted to $39.6 million, $47.0 million and $43.0 million for the fiscal years ended September 30, 1993, 1994 and 1995, respectively. Merit experienced losses before cumulative effects of accounting changes in fiscal 1996 and 1997 of $16.9 million and $13.9 million, respectively. The Company reported net revenue and net income of approximately $1.35 billion and $32.4 million, respectively, for fiscal 1996 and net revenue and income before extraordinary items of approximately $1.2 billion and $4.8 million, respectively, for fiscal 1997. The Company's fiscal 1997 net income included a loss on the Crescent Transactions of $35.9 million, net of taxes. There can be no assurance that the Company's profitability will continue in future periods.

RESTRICTIVE FINANCING COVENANTS

    The New Credit Agreement and the Indenture contain a number of covenants that restrict the operations of the Company and its subsidiaries. In addition, the New Credit Agreement requires the Company to comply with specified financial ratios and tests, including a minimum interest coverage ratio, a maximum leverage ratio, a minimum net worth test, a maximum senior debt ratio and a minimum "EBITDA" (as defined in the New Credit Agreement). There can be no assurance that the Company will be able to comply with such covenants, ratios and tests in the future. The Company's ability to comply with such covenants, ratios and tests may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any such covenants, ratios or tests could result in a default under the New Credit Agreement that would permit the lenders thereunder to declare all amounts outstanding thereunder to be immediately due and payable, together with accrued and unpaid interest. The breach of any such covenants, ratios or tests could result in a default under the Notes that would permit the trustee pursuant to the Indenture to declare the principal amount of the Notes to be immediately due and payable, together with accrued and unpaid interest. If the indebtedness outstanding pursuant to the New Credit Agreement or the Notes were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay such indebtedness and the other indebtedness of the Company. The value of the Common Stock would be adversely affected if the Company were unable to repay such indebtedness.

CHANGE OF CONTROL

    The occurrence of a change of control with respect to the Company may result in a default, or otherwise require repayment of indebtedness, under both the Indenture and the New Credit Agreement. In addition, the New Credit Agreement prohibits the repayment of the Notes by the Company upon the occurrence of a change of control, unless and until such time as the indebtedness under the New Credit Agreement is repaid in full. The Company's failure to make such repayments in such instances would result in a default under both the Indenture and the New Credit Agreement. Future indebtedness of the Company may also contain restrictions or repayment requirements with respect to certain events or transactions that could constitute a change of control. In the event of a change of control, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations under the Notes or the New Credit Agreement.

    The provisions of the Indenture and the New Credit Agreement imposing restrictions or repayment requirements with respect to a change of control, as well as certain provisions of the Delaware General Corporation Law and the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that investors might be willing to pay in the future for Common Stock which could in turn adversely affect the ability of the Company to sell additional Common Stock.

RISK-BASED PRODUCTS

    As a result of the Acquisition, revenues under risk-based contracts are the primary source of the Company's revenue from its managed behavioral care business. On a pro forma basis, such revenues would have accounted for approximately 56% of the Company's total revenue and 73% of its managed behavioral healthcare revenue in fiscal 1997. Under a risk-based contract, the Company assumes all or a portion of the responsibility for the cost of providing a full or specified range of behavioral healthcare treatment services to a specified beneficiary population in exchange, generally, for a fixed fee per member per month. In order for such contracts to be profitable, the Company must accurately estimate the rate of service utilization by beneficiaries enrolled in programs managed by the Company and control the unit cost of such services. If the aggregate cost of behavioral healthcare treatment services provided to a given beneficiary population in a given period exceeds the aggregate of the per member per month fees received by the Company with respect to the beneficiary population in such period, the Company will incur a loss with respect to such beneficiary population during such period. Furthermore, the Company may be required to pay during any period amounts with respect to behavioral healthcare treatment services provided to a given beneficiary population that exceed per member per month fees received with respect to such beneficiary population during the same period. There can be no assurance that the Company's assumptions as to service utilization rates and costs will accurately and adequately reflect actual utilization rates and costs, nor can there be any assurance that increases in behavioral healthcare costs or higher-than-anticipated utilization rates, significant aspects of which are outside the Company's control, will not cause expenses associated with such contracts to exceed the Company's revenue for such contracts. In addition, there can be no assurance that adjustments will not be required to the estimates, particularly those regarding cost of care, made in reporting historical financial results. The Company will attempt to increase membership in its risk-based products following the Acquisition. If the Company is successful in this regard, the Company's exposure to potential losses from its risk-based products will also be increased. Furthermore, certain of such contracts and certain state regulations limit the profits that may be earned by the Company on risk-based business and may require refunds if the loss experience is more favorable than that originally anticipated. Such contracts and regulations may also require the Company or certain of its subsidiaries to reserve a specified amount of cash as financial assurance that it can meet its obligations under such contracts. As of March 31, 1998, the Company had cash reserves of $57.6 million pursuant to such contracts and regulations. Such amounts will not be available to the Company for general corporate purposes. Furthermore, certain state regulations restrict the ability of subsidiaries that offer risk-based products to pay dividends to the Company. Certain state regulations relating to the licensing of insurance companies may also adversely affect the Company's risk-based business. See "--Regulation."

RELIANCE ON CUSTOMER CONTRACTS

    On a pro forma basis, approximately 78% of the Company's revenue in fiscal 1997 would have been derived from contracts with payors of behavioral healthcare benefits. The Company's managed care contracts typically have terms of one to three years, and in certain cases contain renewal provisions providing for successive terms of between one and two years (unless terminated earlier). Substantially all of these contracts are immediately terminable with cause and many, including some of the Company's most significant contracts, are terminable without cause by the customer upon the provision of requisite notice and the passage of a specified period of time (typically between 60 and 180 days), or upon the occurrence of certain other specified events. On a pro forma basis, the Company's ten largest managed behavioral healthcare customers would have accounted for approximately 47% of the Company's managed behavioral healthcare revenue for fiscal 1997. One of such contracts, an agreement between HAI and Aetna, represents 21% of the Company's pro forma covered lives and would have represented 5% of its pro forma managed behavioral healthcare revenues for fiscal 1997. The contract expires on December 3, 2003. There can be no assurance that such contracts will be extended or successfully renegotiated or that the terms of any new contracts will be comparable to those of existing contracts. Loss of all of these contracts or customers would, and loss of any one of these customers could, have a material adverse effect on the Company. In addition, price competition in bidding for contracts can significantly affect the financial terms of any new or renegotiated contract. The Company's customers may reevaluate their contractual arrangements with the Company as a result of the consummation of the Transactions.

SERVICES PURCHASE AGREEMENT

    The obligations of the Company and CBHS to consummate the transactions contemplated by the Equity Purchase Agreement and the Support Agreement are conditioned upon the execution and delivery of the Services Purchase Agreement. It is expected that the Services Purchase Agreement would obligate the Company to purchase from CBHS a designated minimum amount of behavioral healthcare services for gate-kept risk-based covered lives, subject to certain conditions, and to make certain payments to CBHS if it fails to do so. It is expected that such payments could equal up to $59.4 million, subject to increases pursuant to the terms of the Services Purchase Agreement. There can be no assurance that the Company will not be required to make such payments.

DEPENDENCE ON GOVERNMENT SPENDING FOR MANAGED HEALTHCARE; POSSIBLE IMPACT OF
  HEALTHCARE REFORM

    A significant portion of the Company's managed care revenue is derived, directly or indirectly, from federal, state and local governmental agencies, including state Medicaid programs. Reimbursement rates vary from state to state, are subject to periodic negotiation and may limit the Company's ability to maintain or increase rates. The Company is unable to predict the impact on the Company's operations of future regulations or legislation affecting Medicaid or Medicare programs, or the healthcare industry in general, and there can be no assurance that future regulations or legislation will not have a material adverse effect on the Company. Moreover, any reduction in government spending for such programs could also have a material adverse effect on the Company. In addition, the Company's contracts with federal, state and local governmental agencies, under both direct contract and subcontract arrangements, generally are conditioned upon financial appropriations by one or more governmental agencies, especially with respect to state Medicaid programs. These contracts generally can be terminated or modified by the customer if such appropriations are not made. Finally, some of the Company's contracts with federal, state and local governmental agencies, under both direct contract and subcontract arrangements, require the Company to perform additional services if federal, state or local laws or regulations imposed after the contract is signed so require, in exchange for additional compensation to be negotiated by the parties in good faith. Government and other third-party payors are generally seeking to impose lower reimbursement rates and to renegotiate reduced contract rates with service providers in a trend toward cost control.

    In August 1997, Congress enacted the Balanced Budget Act of 1997 (the "Budget Act"). The Medicare-related provisions of the Budget Act are designed to reduce Medicare expenditures over the next five years by $115 billion, compared to projected Medicare expenditures before adoption of the Budget Act. The Congressional Budget Office projected in July 1997 that $43.8 billion of the reductions would come from reduced payments to hospitals, $21.8 billion from increased enrollment in managed care plans and $11.7 billion from reduced payments to physicians and ambulatory care providers. The five-year savings in projected Medicare payments to physicians and hospitals would be achieved under the Budget Act by reduced fee-for-service reimbursement and by changes in managed care programs designed to increase enrollment of Medicare beneficiaries in managed care plans. The increase in Medicare enrollment in managed care plans would be achieved in part by allowing provider-sponsored organizations and preferred provider organizations to compete with Medicare HMOs for Medicare enrollees.

    The Medicaid-related provisions of the Budget Act are designed to achieve net federal Medicaid savings of $14.6 billion over the next five years and $56.4 billion over the next ten years. The Budget Act achieves federal Medicaid savings in three areas. First, two-thirds of the savings over the next ten years are attributable to limitations on federal matching payments to states for reimbursements to "disproportionate share" hospitals. The next largest source of federal savings is a provision allowing states to shift the cost of Medicaid deductibles and coinsurance requirements for low-income Medicaid beneficiaries from their Medicaid programs to physicians and other providers. Most of the remaining savings derive from the repeal of the "Boren Amendment" and other minimum payment guarantees for hospitals, nursing homes and community health centers that serve Medicaid patients. These changes may have an adverse effect on the Company if they result in reduced payment levels for providers of managed behavioral healthcare services.

    Prior to adoption of the Budget Act, the states were prohibited from requiring Medicaid recipients to enroll in managed care products that covered only Medicaid recipients. The Medicaid laws required that the states enroll Medicaid recipients in products that also covered a specific number of commercial enrollees. This requirement of the Medicaid laws was intended to limit the ability of the states to reduce coverage levels for Medicaid recipients below those offered to commercial enrollees. Under prior law, the Secretary of the United States Department of Health and Human Services (the "Department") could waive the prohibition. The Medicaid-related provisions of the Budget Act give states broad flexibility to require most Medicaid recipients to enroll in managed care products that only cover Medicaid recipients, without obtaining a waiver from the Secretary of the Department that was required under prior law. The Budget Act also allows states to limit the number of managed care organizations with which the state will contract to deliver care to Medicaid beneficiaries. These changes could have a positive impact on the Company's business, if they result in increased enrollment of Medicaid beneficiaries in managed care organizations and increased Medicaid spending on managed care. However, these changes also may have an adverse effect on the Company if a number of states decide to limit the number of managed care organizations with which they will contract and to select the organization solely on the basis of the cost of care, which could result in increased cost competition for state contracts.

    The Company cannot predict the effect of the Budget Act, or other healthcare reform measures that may be adopted by Congress or state legislatures, on its managed care operations and no assurance can be given that either the Budget Act or other healthcare reform measures will not have an adverse effect on the Company.

REGULATION

    The managed healthcare industry and the provision of behavioral healthcare services are subject to extensive and evolving state and federal regulation. The Company is subject to certain state laws and regulations, including those governing: (i) the licensing of insurance companies, HMOs, preferred provider organizations ("PPOs"), third-party administrators ("TPAs") and companies engaged in utilization review and (ii) the licensing of healthcare professionals, including restrictions on business corporations from practicing, controlling or exercising excessive influence over behavioral healthcare services through the direct employment of psychiatrists or, in a few states, psychologists and other behavioral healthcare professionals. In addition, the Company is subject to certain federal laws as a result of the role the Company assumes in connection with managing its customers' employee benefit plans. The Company's managed care operations are also indirectly affected by regulations applicable to the establishment and operation of behavioral healthcare clinics and facilities.

    The Company believes its operations are structured to comply with applicable laws and regulations in all material respects and that it has received, or is in the process of applying for, all licenses and approvals material to the operation of its business. In many states, entities that assume risk under contracts with licensed insurance companies or HMOs have not been considered by state regulators to be conducting an insurance or HMO business. As a result, the Company has not sought licensure as either an insurer or HMO in certain states. Regulators in some states, however, have determined that risk assuming activity by entities that are not themselves providers of care is an activity that requires some form of licensure. There can be no assurance that other states in which the Company operates will not adopt a similar view, thus requiring the Company to obtain additional licenses. Such additional licensure might require the Company to maintain minimum levels of deposits, net worth, capital, surplus or reserves, or limit the Company's ability to pay dividends, make investments or repay indebtedness. The imposition of these additional licensure requirements could increase the Company's cost of doing business or delay the Company's conduct or expansion of its business.

    Regulators may impose operational restrictions on entities granted licenses to operate as insurance companies or HMOs. For example, the California Department of Corporations (the "DOC") imposed certain restrictions on the Company in connection with its issuance of an approval of the Company's acquisition of HAI, including restrictions on the ability of the California subsidiary of HAI to fund the Company's operations in other states and on the ability of the Company to make certain operational changes with respect to HAI's California subsidiary. The DOC imposed substantially identical restrictions on the Company in connection with the Company's acquisition of Merit. The Company does not believe such restrictions will materially impact its integration plan. See "--Integration of Operations."

    In addition, utilization review and TPA activities conducted by the Company are regulated by many states, which states impose requirements upon the Company that increase its business costs. The Company believes that its TPA activities performed for its self-insured employee benefit plan customers are exempt from otherwise applicable state licensing or registration requirements based upon federal preemption under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and has relied on this general principle in determining not to seek licensure for certain of its activities in many states. Existing case law is not uniform on the applicability of ERISA preemption with respect to state regulation of utilization review or TPA activities. There can be no assurance that additional licensure will not be required with respect to utilization review or TPA activities in certain states.

    State regulatory agencies responsible for the administration and enforcement of the laws and regulations to which the Company's operations are subject have broad discretionary powers. A regulatory agency or a court in a state in which the Company operates could take a position under existing or future laws or regulations, or change its interpretation or enforcement practices with respect thereto, that such laws or regulations apply to the Company differently than the Company believes such laws and regulations apply or should be enforced. The resultant compliance with, or revocation of, or failure to obtain, required licenses and governmental approvals could result in significant alteration to the Company's business operations, delays in the expansion of the Company's business and lost business opportunities, any of which, under certain circumstances, could have a material adverse effect on the Company.

    The laws of some states limit the ability of a business corporation to directly provide, control or exercise excessive influence over behavioral healthcare services through the direct employment of psychiatrists, psychologists, or other behavioral healthcare professionals. In addition, the laws of some states prohibit psychiatrists, psychologists, or other healthcare professionals from splitting fees with other persons or entities. These laws and their interpretations vary from state to state and enforcement by the courts and regulatory authorities may vary from state to state and may change over time. The Company believes that its operations as currently conducted are in material compliance with the applicable laws, however there can be no assurance that the Company's existing operations and its contractual arrangements with psychiatrists, psychologists and other healthcare professionals will not be successfully challenged under state laws prohibiting fee splitting or the practice of a profession by an unlicensed entity, or that the enforceability of such contractual arrangements will not be limited. The Company believes that it could, if necessary, restructure its operations to comply with changes in the interpretation or enforcement of such laws and regulations, and that such restructuring would not have a material adverse effect on its operations.

    Several states in which the Company does business have adopted, or are expected to adopt, "any willing provider" laws. Such laws typically impose upon insurance companies, PPOs, HMOs or other types of third-party payors an obligation to contract with, or pay for the services of, any healthcare provider willing to meet the terms of the payor's contracts with similar providers. Compliance with any willing provider laws could increase the Company's costs of assembling and administering provider networks and could, therefore, have a material adverse effect on its operations.

    The Company's managed care operations are also generally affected by regulations applicable to the operations of healthcare clinics and facilities.

INTEGRATION OF OPERATIONS

    As a result of the Company's acquisition of Merit and HAI, the Company is the largest provider of managed behavioral healthcare services in the United States, according to the enrollment data reported in OPEN MINDS. The Company's ability to operate its acquired managed care businesses successfully depends on how well and how quickly it integrates the acquired businesses with its existing operations. The Company expects to achieve approximately $60.0 million of cost savings on an annual basis within eighteen months following the consummation of the Acquisition. However, as the Company implements the integration process, it may need to implement enhanced operational, financial and information systems and may require additional employees and management, operational and financial resources. There can be no assurance that the Company will be able to implement and maintain such operational, financial and information systems successfully or successfully obtain, integrate and utilize the required employees and management, operational and financial resources to achieve the successful integration of the acquired businesses with its existing operations. Failure to implement such systems successfully and to use such resources effectively could have a material adverse effect on the Company. Furthermore, implementing such operational, financial and information systems or obtaining such employees and management could reduce the cost savings the Company expects to achieve.

HIGHLY COMPETITIVE INDUSTRY

    The industry in which the Company conducts its managed care business is highly competitive. The Company competes with large insurance companies, HMOs, PPOs, TPAs, provider groups and other managed care companies. Many of the Company's competitors are significantly larger and have greater financial, marketing and other resources than the Company, and some of the Company's competitors provide a broader range of services. The Company may also encounter substantial competition in the future from new market entrants. Many of the Company's customers that are managed care companies may, in the future, seek to provide managed behavioral healthcare services to their employees or subscribers directly, rather than contracting with the Company for such services.

SUBORDINATION OF FRANCHISE FEES

    The Company owns a 50% equity interest in CBHS, from which it receives the Franchise Fees. The Franchise Fees represent a significant portion of the Company's earnings and cash flows. The Franchise Fees payable to the Company by CBHS are subordinated in right of payment to the $41.7 million annual base rent, 5% minimum escalator rent and, in certain circumstances, certain additional rent due to Crescent. If CBHS encounters a decline in earnings or financial difficulties, such amounts due to Crescent will be paid before any Franchise Fees are paid. The remainder of CBHS's available cash will then be applied in such order of priority as CBHS may determine, in the reasonable discretion of the CBHS governing board, to all other operating expenses of CBHS, including the current and accumulated Franchise Fees. The Company will be entitled to pursue all available remedies for breach of the Master Franchise Agreement, except that the Company does not have the right to take any action that could reasonably be expected to force CBHS into bankruptcy or receivership.

    As a result of the Crescent Transactions, the Company no longer controls the operations of the Psychiatric Hospital Facilities and other facilities operated by CBHS. Accordingly, factors that the Company does not control will likely influence the amount of the equity in the earnings of CBHS and the amount of Franchise Fees that the Company will realize in the future. For example, CBHS may pursue acquisitions in markets where it does not currently have a presence and in markets where it has existing hospital operations. Furthermore, CBHS may consolidate services in selected markets by closing additional facilities depending on market conditions and evolving business strategies. If CBHS closes additional psychiatric hospitals, it could result in charges to income for the costs attributable to the closure, which would result in lower equity in earnings of CBHS for the Company and receipt by the Company of less than the agreed to amount of Franchise Fees.

    Based on projections of fiscal 1998 operations prepared by management of CBHS, the Company believes that CBHS will be unable to pay the full amount of the Franchise Fees it is contractually obligated to pay the Company during fiscal 1998. The Company currently estimates that CBHS will be able to pay approximately $58.0 million to $68.0 million of the Franchise Fees in fiscal 1998, a $10.0 million to $20.0 million shortfall relative to amounts payable under the Master Franchise Agreement.

PROFESSIONAL LIABILITY; INSURANCE

    The management and administration of the delivery of managed behavioral healthcare services, like other healthcare services, entail significant risks of liability. The Company is regularly subject to lawsuits alleging malpractice and related legal theories, some of which involve situations in which participants in the Company's programs have committed suicide. The Company is also subject to claims of professional liability for alleged negligence in performing utilization review activities, as well as for acts and omissions of independent contractors participating in the Company's third-party provider networks. The Company is subject to claims for the costs of services denied. There can be no assurance that the Company's procedures for limiting liability have been or will be effective, or that one or more lawsuits will not have a material adverse effect on the Company in the future.

    The Company carries professional liability insurance, subject to certain deductibles. There can be no assurance that such insurance will be sufficient to cover any judgments, settlements or costs relating to present or future claims, suits or complaints or that, upon expiration thereof, sufficient insurance will be available on favorable terms, if at all. If the Company is unable to secure adequate insurance in the future, or if the insurance carried by the Company is not sufficient to cover any judgments, settlements or costs relating to any present or future actions or claims, there can be no assurance that the Company will not be subject to a liability that could have a material adverse effect on the Company.

    The Company has certain liabilities relating to the self-insurance program it maintained with respect to its provider business prior to the Crescent Transactions.

SHARES ELIGIBLE FOR FUTURE SALE

    The Shares are eligible for sale in the open market without restriction. In January 1996, the Company issued, in a private placement transaction, 4,000,000 shares of Common Stock (the "Rainwater Shares") to Rainwater-Magellan Holdings, L.P. ("Rainwater-Magellan"), along with warrants ("Warrants") to purchase an additional 2,000,000 shares of Common Stock (i.e., the Underlying Warrant Shares) for $26.15 per share. The Warrants expire on January 25, 2000. The Rainwater Shares are eligible for sale in the open market without restriction. Any Underlying Warrant Shares issued upon exercise of the Warrants will be eligible for sale in the open market without restriction. Warrants to purchase 57,004 shares of Common Stock were distributed by Rainwater-Magellan to three of its limited partners in redemption of their partnership interests. Pursuant to a pro-rata distribution, Rainwater, Inc. and Richard E. Rainwater received 39,724 and 2,417,554 shares of Common Stock, respectively, from Rainwater-Magellan. In connection with the Crescent Transactions in June 1997, the Company issued to Crescent and COI separate warrants to acquire a total of 2,566,622 shares of Common Stock for $30.00 per share that expire in installments during the years 2001 through 2009. The shares of Common Stock issued upon the exercise of such Warrants will be eligible for sale in the open market without restriction. In connection with the Green Spring Minority Shareholder Conversion, 2,831,516 shares of Common Stock are eligible for sale in the open market without restriction. As of March 31, 1998, the Company's officers, directors and employees held options for the purchase of 3,906,499 shares of Common Stock (2,698,507 of which are vested and 1,207,992 of which are subject to vesting periods of up to four years in duration). Upon exercise, the shares of Common Stock underlying such options will be eligible for sale on the open market without restriction, except that directors and certain officers of the Company must effect such sales pursuant to Rule 144 under the 1933 Act. Following this offering, sales and potential sales of shares of Common Stock in the public market pursuant to Rule 144 or otherwise could adversely affect the prevailing market prices for the Common Stock and impair the Company's ability to raise additional equity capital.

POSSIBLE VOLATILITY OF STOCK PRICE

    The Company believes factors such as announcements with respect to healthcare reform measures, reductions in government healthcare program projected expenditures, acquisitions and quarter-to-quarter and year-to-year variations in financial results could cause the market price of the Company's Common Stock to fluctuate substantially. Any such adverse announcement with respect to healthcare reform measures or program expenditures, acquisitions or any shortfall in revenue or earnings from levels expected by securities analysts could have an immediate and significant adverse effect on the trading price of the Company's Common Stock in any given period. As a result, the market for the Company's Common Stock may experience price and volume fluctuations unrelated to the operating performance of the Company.

CBHS RISK FACTORS

    The following factors are relevant to an understanding of the risks associated with CBHS's business and the ability of CBHS to pay Franchise Fees to the Company.

    POTENTIAL REDUCTIONS IN REIMBURSEMENT BY THIRD-PARTY PAYORS AND CHANGES IN HOSPITAL PAYOR MIX. CBHS's hospitals have been adversely affected by factors influencing the entire psychiatric hospital industry. Such factors include: (i) the imposition of more stringent length of stay and admission criteria and other cost containment measures by payors; (ii) the failure of reimbursement rate increases from certain payors that reimburse on a per diem or other discounted basis to offset increases in the cost of providing services; (iii) an increase in the percentage of business that CBHS derives from payors that reimburse on a per diem or other discounted basis; (iv) a trend toward higher deductibles and co-insurance for individual patients; (v) a trend toward limiting employee behavorial health benefits, such as reductions in annual and lifetime limits on behavioral health coverage; and (vi) pricing pressure related to an increasing rate of claims denials by third party payors. Any of these factors may result in reductions in the amounts that CBHS's hospitals can expect to collect per patient day for services provided or the number of equivalent patient days.

    For the fiscal year ended September 30, 1997, CBHS derived approximately 24% of its gross psychiatric patient service revenue from managed care organizations (primarily HMOs and PPOs), 22% from other private payors (primarily commercial insurance and Blue Cross), 27% from Medicare, 18% from Medicaid, 2% from the Civilian Health and Medical Program for the Uniformed Services ("CHAMPUS") and 7% from other government programs. Changes in the mix of CBHS's patients among the private-pay, Medicare and Medicaid categories, and among different types of private-pay sources, could significantly affect the profitability of CBHS's hospital operations. Moreover, there can be no assurance that payments under governmental and private third-party payor programs will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs of providing care to patients covered by such programs.

    GOVERNMENTAL BUDGETARY CONSTRAINTS AND HEALTHCARE REFORM. In the 1995 and 1996 sessions of the United States Congress, the focus of healthcare legislation was on budgetary and related funding mechanism issues. Both the Congress and the Clinton Administration have made proposals to reduce the rate of increase in projected Medicare and Medicaid expenditures and to change funding mechanisms and other aspects of both programs. The Budget Act, which was signed into law by President Clinton in August 1997, reduces federal spending by an estimated $140 billion. The majority of the spending reduction will come from Medicare cuts of $115.0 billion. The Congressional Budget Office projected in July 1997 that $43.8 billion of the reductions would come from reduced payments to hospitals, $21.8 billion from increased enrollment in managed care plans and $11.7 billion from reduced payments to physicians and ambulatory care providers. The five-year savings in projected Medicare payments to physicians and hospitals would be achieved under the Budget Act by reduced fee-for-service reimbursement and by changes in managed care programs designed to increase enrollment of Medicare beneficiaries in managed care plans. The increase in Medicare enrollment in managed care plans would be achieved in part by allowing provider-sponsored organizations and preferred provider organizations to compete with Medicare HMOs for Medicare enrollees.

    The Medicaid-related provisions of the Budget Act are designed to achieve net federal Medicaid savings of $14.6 billion over the next five years and $56.4 billion over the next ten years. The Budget Act achieves federal Medicaid savings in three areas. First, two-thirds of the savings over the next ten years are attributable to limitations on federal matching payments to states for reimbursements to "disproportionate share" hospitals. The next largest source of federal savings is a provision allowing states to shift the cost of Medicaid deductibles and coinsurance requirements for low-income Medicaid beneficiaries from their Medicaid programs to physicians and other providers. Most of the remaining savings derive from the repeal of the "Boren Amendment" and other minimum payment guarantees for hospitals, nursing homes and community health centers that service Medicaid patients.

    CBHS management estimates that the Budget Act will reduce the amount of revenue and earnings that CBHS will receive for the treatment of Medicare and Medicaid patients. CBHS management estimates that such reductions will approximate $10.0 million in fiscal 1998, and due to the phase in effects of the bill, approximately $15.0 million in subsequent fiscal years.

    A number of states in which CBHS has operations have either adopted or are considering the adoption of healthcare reform proposals of general applicability or Medicaid reform proposals. Where adopted, these state reform laws have often not yet been fully implemented. The Company cannot predict the effect of these state healthcare reform proposals on CBHS's operations. The Company cannot predict the effect of other healthcare reform measures that may be adopted by Congress on the operations of CBHS and no assurance can be given that other federal healthcare reform measures will not have an adverse effect on CBHS.

    DEPENDENCE ON HEALTHCARE PROFESSIONALS. Physicians traditionally have been the source of a significant portion of the patients treated at CBHS's hospitals. Therefore, the success of CBHS's hospitals is dependent in part on the number and quality of the physicians on the medical staffs of the hospitals and their admission practices. A small number of physicians account for a significant portion of patient admissions at some of CBHS's hospitals. There can be no assurance that CBHS can retain its current physicians on staff or that additional physician relationships will be developed in the future. Furthermore, hospital physicians generally are not employees of CBHS and, in general, CBHS does not have contractual arrangements with hospital physicians restricting the ability of such physicians to practice elsewhere.

    POTENTIAL GENERAL AND PROFESSIONAL LIABILITY. In recent years, physicians, hospitals, and other healthcare professionals and providers have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories. Many of these lawsuits involve large claims and substantial defense costs. CBHS maintains a general and hospital professional liability insurance policy with an unaffiliated insurer. In addition, CBHS' hospitals require all physicians on each hospital's medical staff to maintain professional liability coverage. Management believes that its coverage limits are adequate, however, there can be no assurance that a future claim or claims will not exceed the limits of these existing insurance policies or that a loss or losses for which insurance is unavailable will not have a material adverse effect on CBHS.

    GOVERNMENT REGULATION. The operation of psychiatric hospitals and other behavioral healthcare facilities and the provision of behavioral healthcare services are subject to extensive federal, state and local laws and regulations. These laws and regulations provide for periodic inspections or other reviews by state agencies, the Department and CHAMPUS to determine compliance with their respective standards of medical care, staffing, equipment and cleanliness necessary for continued licensing or participation in the Medicare, Medicaid or CHAMPUS programs. The admission and treatment of patients at psychiatric hospitals is also subject to substantial state regulation relating to involuntary admissions, confidentiality of patient medical information, patients' rights and federal regulation relating to confidentiality of medical records of substance abuse patients. CBHS is also subject to state certificate of need laws that regulate the construction of new hospitals and the expansion of existing hospital facilities and services.

    CBHS also is subject to federal and state laws that govern financial and other arrangements between healthcare providers. Such laws include the illegal remuneration provisions of the Social Security Act, the physician self-referral provisions of the Omnibus Budget Reconciliation Act of 1993 and state illegal remuneration and self-referral statutes and regulations that prohibit payments in exchange for referrals and referrals by physicians or other healthcare providers to persons or entities with which the physician or other healthcare provider has a financial relationship.

    The Medicare and Medicaid Patient and Program Protection Act of 1987 expanded the authority of the Department to exclude from participation in the Medicare and Medicaid programs those individuals and entities that engage in defined prohibited activities. The Department's exclusion authority was recently expanded under the Health Insurance Portability and Accounting Act of 1996 ("HIPAA") and the Budget Act, which added additional grounds for exclusion, established minimum exclusion periods for certain offenses and expanded the scope of the exclusion to include all federal healthcare programs. The Department also has the authority to impose civil monetary penalties for certain prohibited activities. HIPAA increased the amount of authorized penalties from $2,000 per item or service claimed to $10,000 per item or service claimed, and increased the assessment to which a person may be subject in lieu of damages from two times the amount claimed for each item or service to three times the amount claimed. Both HIPAA and the Budget Act expanded the Department's authority to impose civil monetary penalties by adding additional activities for which civil monetary penalties may be imposed.

    Provisions contained in HIPAA and the Budget Act also created new criminal healthcare fraud offenses that are applicable to both government programs and private health insurance plans and added new programs and increased funding for fraud and abuse detection and prevention.

    CHAMPUS regulations also authorize the exclusion of providers from the CHAMPUS program, if the provider has committed fraud or engaged in certain "abusive practices," which are defined broadly to include, among other things, the provision of medically unnecessary services, the provision of care of inferior quality and the failure to maintain adequate medical or financial records.

    State regulatory agencies responsible for the administration and enforcement of the laws and regulations to which CBHS' operations are subject have broad discretionary powers. A regulatory agency or a court in a state in which CBHS operates could take a position under existing or future laws or regulations, or change its interpretation or enforcement practices with respect thereto, that such laws or regulations apply to CBHS differently than CBHS believes such laws and regulations apply or should be enforced. The resultant compliance with, or revocation of, or failure to obtain, required licences and governmental approvals could result in significant alteration to CBHS' business operations, delays in the expansion of CBHS' business and lost business opportunities, any of which, under certain circumstances, could have a material adverse effect on CBHS.

                                USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the Shares. All of the proceeds from the sale of the Shares will be received by the Selling Stockholder.

                              SELLING STOCKHOLDER

    The following table sets forth certain information with respect to the ownership of the Shares as of March 31, 1998, and as adjusted to reflect the sale of the Shares offered hereby, by the Selling Stockholder. The Selling Stockholder has sole voting and investment power with respect to the Shares owned by him.

                                                           OWNERSHIP OF COMMON                       OWNERSHIP OF
                                                            STOCK BEFORE THE                      COMMON STOCK AFTER
                                                                OFFERING                           THE OFFERING (1)
                                                         -----------------------   NUMBER OF    -----------------------
                                                         NUMBER OF                SHARES BEING  NUMBER OF
NAME                                                       SHARES      PERCENT      OFFERED       SHARES      PERCENT
-------------------------------------------------------  ----------  -----------  ------------  ----------  -----------
Paul G. Shoffeitt......................................      37,825         .11        37,825            0          --

------------------------

(1) Assumes that all Shares being registered are sold.

    The Option Agreement provides that during November 1998 the Selling Stockholder has the right to cause the Company to purchase 15,000 shares of the common stock of Care Management Resources, Inc. ("CMR Shares") owned by him in exchange for the number of shares of Common Stock obtained by dividing $500,000 by the average closing price of a share of Common Stock on the ten trading days immediately prior to the second trading day preceding the date on which the Company will issue such stock to the Selling Stockholder (the "1998 Option"). During each of November 1999 and November 2000, the Selling Stockholder has the right to cause the Company to purchase 7,500 CMR Shares owned by him in exchange for the number of shares of Common Stock obtained by dividing $250,000 by the average closing price of a share of Common Stock on the ten trading days immediately prior to the second trading day preceding the date on which the Company will issue such stock to the Selling Stockholder (the "1999 Option" and "2000 Option," respectively, and together with the 1998 Option, the "Put Options"). Pursuant to the Option Agreement, the Company may elect to pay the Selling Stockholder cash consideration of $500,000 for the 1998 Option and $250,000 for each of the 1999 and 2000 Options in lieu of issuing shares of Common Stock to the Selling Stockholder upon the exercise of such options. Pursuant to the Option Agreement, the time period during which the Selling Stockholder may exercise each of the Put Options may be extended under certain circumstances.

    Pursuant to the Option Agreement, for a one year period following the expiration of each of the Put Options, the Company has the right to purchase from the Selling Stockholder the CMR Shares subject to the corresponding Put Options (the "1998 Call Option," "1999 Call Option" and "2000 Call Option," respectively, and collectively, the "Call Options"). The consideration to be paid by the Company upon exercise of the 1998 Call Option is the number of shares of Common Stock obtained by dividing $500,000 by the average closing price of a share of Common Stock on the ten trading days immediately prior to the second trading day preceding the date on which the Company will issue such shares to the Selling Stockholder. The consideration to be paid to the Selling Stockholder by the Company upon exercise of each of the 1999 and 2000 Call Options is the number of shares of Common Stock obtained by dividing $250,000 by the average closing price of a share of Common Stock on the ten trading days immediately prior to the second trading day preceding the date on which the Company will issue such stock to the Selling Stockholder. Pursuant to the Option Agreement, the time period during which the Company may exercise each of the Call Options may be extended under certain circumstances.

    The Company may elect to pay the Selling Stockholder cash consideration of $500,000 for the 1998 Call Option or $250,000 for each of the 1999 and 2000 Call Options in lieu of issuing shares of Common Stock to the Selling Stockholder upon its exercise of such options. At any time after January 1, 1998, the Company also may elect to purchase all of the CMR Shares held by the Selling Stockholder for a total cash purchase price of $1.0 million, plus any additional amount necessary to offset any adverse tax consequences to the Selling Stockholder as a result of the Company's election to purchase all of the CMR Shares in a single transaction prior to the time when the Selling Stockholder would have been entitled to exercise the Put Options (the "Cash Option").

    The Option Agreement obligates the Company to file the Registration Statement and to keep the Registration Statement effective until December 31, 2001, subject to certain extensions. The Option Agreement includes certain other customary provisions, including without limitation, certain restrictions on the Selling Stockholder's private sale of shares of Common Stock acquired pursuant to the terms of the Option Agreement and anti-dilution provisions. The Option Agreement also obligates the Selling Stockholder to not dispose of any of the CMR Shares owned by him, with certain exceptions.

    In connection with the execution of the Option Agreement, the Selling Stockholder executed an Irrevocable Proxy, dated December 4, 1997, granting the Company the right to vote the CMR Shares owned by the Selling Stockholder at any and all annual, regular and special meetings of CMR and in any actions by written consent of the shareholders of CMR, provided such meetings are held or actions by written consent are executed by November 1, 1998.

    The Selling Stockholder entered into an employment agreement, dated April 1, 1997, as amended (the "Employment Agreement"), with the Company, pursuant to which the Selling Stockholder agreed to serve as the Executive Vice President of Managed Care of the Company in a part-time capacity. The term of the Employment Agreement is from April 1, 1997 until December 31, 2001 and will automatically renew on January 1 of each year thereafter for successive one year terms until either party elects not to renew the agreement. The Selling Stockholder is compensated $40,000 per year for his employment under the Employment Agreement.

    In connection with amendments to the Employment Agreement, the Company and the Selling Stockholder entered into a Stock Option Waiver Agreement whereby the Selling Stockholder waived his rights to all stock option awards made to him under the Company's 1994 and 1996 Stock Option Plans.

    The Selling Stockholder also entered into a letter agreement, dated February 3, 1994, as amended (the "Letter Agreement"), with Green Spring pursuant to which the Selling Stockholder agreed to serve as a consultant to Green Spring under the title of Vice Chairman from the date thereof until April 1, 2000. Prior to entering into the Letter Agreement, the Selling Stockholder served as President and Chief Executive Officer of Green Spring and his consulting role pursuant to the Letter Agreement is to provide assistance to Green Spring with respect to matters with which he was involved during his employment with Green Spring and to provide other assistance to facilitate such endeavors. The Selling Stockholder is compensated $4,167 per month for his consulting services. The Selling Stockholder also serves as a director of Green Spring.

                              PLAN OF DISTRIBUTION

    The sale or distribution of all or any portion of the Shares may be effected from time to time by the Selling Stockholder directly, indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, on the New York Stock Exchange, in the over-the-counter market, on any national securities exchange on which shares of the Common Stock are listed or traded, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Certain transfer restrictions have been placed on the Shares offered hereby pursuant to the Option Agreement. See "Selling Stockholder."

    The methods by which the Shares may be sold or distributed include, without limitation, (i) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (iii) exchange distributions and/or secondary distributions in accordance with the rules of the New York Stock Exchange, (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers, and (v) privately negotiated transactions. The Selling Stockholder may from time to time deliver all or a portion of the Shares to cover a short sale or sales or upon the exercise, settlement or closing of a call equivalent position or a put equivalent position. The Shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

    At the time a particular offer is made, a Prospectus Supplement, if required, will be distributed that sets forth the name or names of agents, broker-dealers or underwriters, any commissions and other terms constituting compensation and any other required information. In effecting sales, broker-dealers engaged by the Selling Stockholder and/or the purchasers of the Shares may arrange for other broker-dealers to participate. Broker-dealers will receive commissions, concessions or discounts from the Selling Stockholder and/or the purchasers of the Shares in amounts to be negotiated prior to the sale. Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such registration. As of the date of this Prospectus, there are no selling arrangements between the Selling Stockholder and any broker or dealer.

    In offering the Shares, the Selling Stockholder and any brokers, dealers or agents who participate in a sale of the Shares by the Selling Stockholder may be considered "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any profits realized by the Selling Stockholder and the compensation of any broker/dealers may be deemed to be underwriting discounts and commissions.

    As required by the Option Agreement, the Company has filed the Registration Statement, of which this Prospectus forms a part, with respect to the sale of the Shares. The Company has agreed to keep the Registration Statement effective on a continuous basis until December 31, 2001, subject to certain extensions.

    Shares not sold pursuant to the Registration Statement of which this Prospectus is a part may be subject to certain restrictions under the 1933 Act and could be sold, if at all, only pursuant to Rule 144 under the 1933 Act or another exemption from the registration requirements of the 1933 Act. In general, under Rule 144, a person (or persons whose Shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of Shares which does not exceed the greater of one percent of the Company's outstanding Common Stock or the average weekly reported trading volume of the Company's Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of Shares by a person who is not an affiliate of the Company and who has satisfied a two-year holding period without any volume limitation. Therefore, both during and after the effectiveness of the Registration Statement, sales of the Shares may be made by the Selling Stockholder pursuant to Rule 144.

    The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder. The Company will bear the costs of registering the Shares under the 1933 Act, including the registration fee under the 1933 Act, its legal and accounting fees and any printing fees. The Selling Stockholder will bear the cost of underwriting commissions and/or discounts, if any, and selling commissions.

    Underwriters, brokers, dealers or agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the 1933 Act in connection with the registration of the Shares.

                                 LEGAL MATTERS

    The legality of the Shares is being passed upon for the Selling Stockholder by King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303.

                                    EXPERTS

    The audited consolidated financial statements and schedule of the Company as of September 30, 1996 and 1997 and for each of the three years in the period ended September 30, 1997, included in the Company's Annual Report on Form 10-K for the year ended September 30, 1997 and incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The consolidated financial statements of Merit as of September 30, 1996 and 1997 and for each of the three years in the period ended September 30, 1997, included in the Company's Current Report on Form 8-K/A, which was filed April 3, 1998 and incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report with respect thereto which report expresses an unqualified opinion and includes an explanatory paragraph which refers to the change in the method of accounting for deferred contract start-up costs related to new contracts or expansion of existing contracts and are incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The audited consolidated financial statements and schedule of CBHS as of September 30, 1997 and for the 106 days ended September 30, 1997, included in the Company's Annual Report on Form 10-K for the year ended September 30, 1997 and incorporated by reference in this Prospectus and elsewhere in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The audited consolidated financial statements of HAI as of December 31, 1995 and 1996 and for each of the years in the two year period ended December 31, 1996, included in the Company's Current Report on Form 8-K, which was filed on December 17, 1997, have been incorporated by reference herein and in this Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountant, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

    Future consolidated financial statements and schedules of Magellan Health Services, Inc. and subsidiaries and Charter Behavioral Health Systems, LLC and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this Registration Statement of which this Prospectus is a part in reliance upon the authority of said firm as experts in giving said reports to the extent said firm has audited those financial statements and consented to the use of their reports thereon.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MAGELLAN OR THE SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Available Information.....................................................    2

Incorporation of Certain Documents by Reference...........................    3

Summary...................................................................    4

Risk Factors..............................................................    9

Use of Proceeds...........................................................   20

Selling Stockholder.......................................................   21

Plan of Distribution......................................................   22

Legal Matters.............................................................   23

Experts...................................................................   23

                                 37,825 SHARES

                                MAGELLAN HEALTH
                                 SERVICES, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                  MAY   , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee............................  $      .09
Legal Fees and Expenses........................................................   10,000.00
Accounting Fees and Expenses...................................................   10,000.00
Printing.......................................................................   18,000.00
Miscellaneous..................................................................    4,999.91
                                                                                 ----------
Total..........................................................................  $43,000.00
                                                                                 ----------
                                                                                 ----------

    All of the above items, except for the registration fee, are estimates. Although the Selling Stockholder will not bear any of the expenses set forth above, the Selling Stockholder will bear the cost of underwriting commissions and/or discounts, if any, and selling commissions.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

    Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as director, officer, employee or agent of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; provided that indemnification provided for by Section 145 or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

    Article VII of the By-laws of the Company provide in substance that the Company shall indemnify directors and officers against all liability and related expenses incurred in connection with the affairs of the Company if: (a), in the case of action not by or in the right of the Company, the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and (with respect to a criminal proceeding) had no reasonable cause to believe his conduct was unlawful; and
(b), in the case of actions by or in the right of the Company, the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, provided that no indemnification shall be made for a claim as to which the director or officer is adjudged liable for negligence or misconduct unless (and only to the extent that) an appropriate court determines that, in view of all the circumstances, such person is fairly and reasonably entitled to indemnity.

    In addition, Section 102(b)(7) of the DGCL permits Delaware corporations to include a provision in their certificates of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or other unlawful distributions, or (iv) for any transactions from which the director derived an improper personal benefit. Article Twelfth of the Company's Certificate of Incorporation sets forth such a provision.

    The Company maintains directors' and officers' liability insurance with various providers in the aggregate amount of $80 million.

    The foregoing summaries are necessarily subject to the complete text of the statutes, Certificate of Incorporation, Bylaws, insurance policies and agreements referred to above and are qualified in their entirety by reference thereto.

    For the undertaking with respect to indemnification, see Item 17.

ITEM 16. EXHIBITS

      2.1  Stock Purchase Agreement, dated February 6, 1997, between the Company, Care
           Management Resources, Inc. and John T. Lincoln.

      2.2  Shareholders Agreement, dated February 6, 1997, between the Company, Care Management
           Resources, Inc., Paul G. Shoffeitt and John T. Lincoln.

      2.3  Option Agreement, dated December 4, 1997, between the Company and Paul G. Shoffeitt.

      2.4  Stock Option Waiver Agreement, dated December 4, 1997, between the Company and Paul
           G. Shoffeitt.

      2.5  Letter Agreement, dated February 3, 1994, between Green Spring Health Services, Inc.
           and Paul G. Shoffeitt.

      2.6  Amendment to Letter Agreement, dated December 4, 1997, between Green Spring Health
           Services, Inc. and Paul G. Shoffeitt.

      2.7  Employment Agreement, dated April 1, 1997, between the Company and Paul G. Shoffeitt.

      2.8  Amendment to Employment Agreement, dated December 4, 1997, between the Company and
           Paul G. Shoffeitt.

      2.9  Irrevocable Proxy, dated December 4, 1997, by Paul G. Shoffeitt regarding shares of
           Care Management Resources, Inc.

     2.10  Stock Purchase Agreement, dated August 5, 1997, between the Company and Aetna
           Insurance Company of Connecticut, which was filed as Exhibit 2(a) to the Company's
           Current Report on Form 8-K, which was filed on December 17, 1997, and is incorporated herein by reference.

     2.11  Amendment to Stock Purchase Agreement, dated December 4, 1997, between the Company and Aetna Insurance Company of Connecticut, which was filed as Exhibit 2(c) to the
           Company's Current Report on Form 8-K, which was filed on December 17, 1997, and is incorporated herein by reference.

     2.12  Asset Purchase Agreement, dated October 16, 1997, among the Company; Allied Health
           Group, Inc.; Gut Management, Inc.; Sky Management Co.; Florida Specialty Network,
           LTD; Surgical Associates of South Florida, Inc.; Surginet, Inc.; Jacob Nudel, M.D.;
           David Russin, M.D. and Lawrence Schimmel, M.D., which was filed as Exhibit 2(e) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended December
           31, 1997, and is incorporated herein by reference.

     2.13  First Amendment to Asset Purchase Agreement, dated December 5, 1997, among the
           Company; Allied Health Group, Inc.; Gut Management, Inc.; Sky Management Co.; Florida
           Specialty Network, LTD; Surgical Associates of South Florida, Inc.; Surginet, Inc.;
           Jacob Nudel, M.D.; David Russin M.D.; and Lawrence Schimmel, M.D., which was filed as
           Exhibit 2(f) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1997, and is incorporated herein by reference.

     2.14  Agreement and Plan of Merger, dated October 24, 1997, among the Company, Merit
           Behavioral Care Corporation and MBC Merger Corporation which was filed as Exhibit
           2(g) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended
           December 31, 1997, and is incorporated herein by reference.

     2.15  Purchase Agreement, dated March 3, 1998, between the Company, Charter Behavioral
           Corporation, Charter Behavioral Health Systems,Inc., Green Spring Health Services,
           Inc., Advantage Behavioral Systems, Inc. and Charter Behavioral Health Systems, LLC
           which was filed as Exhibit 2(f) to the Company's Registration Statement on Form S-4
           (No. 333-49335) filed April 3, 1998, and is incorporated herein by reference.

     2.16  Equity Purchase Agreement, dated March 3, 1998, between the Company, Charter
           Behavioral Health Systems, Inc. and Crescent Operating, Inc. which was filed as
           Exhibit 2(g) to the Company's Registration Statement on Form S-4 (No. 333-49335)
           filed April 3, 1998, and is incorporated herein by reference.

     2.17  Support Agreement, dated March 3, 1998, between the Company and Crescent Operating,
           Inc. which was filed as Exhibit 2(h) to the Company's Registration Statement on Form
           S-4 (No. 333-49335) filed April 3, 1998, and is incorporated herein by reference.

     2.18  Master Service Agreement, dated August 5, 1997, between the Company, Aetna U.S.
           Healthcare, Inc. and Human Affairs International, Incorporated, which was filed as
           Exhibit 2(b) to the Company's Current Report on Form 8-K, which was filed on December
           17, 1997, and is incorporated herein by reference.

     2.19  First Amendment to Master Services Agreement, dated December 4, 1997, between the
           Company, Aetna U.S. Healthcare, Inc. and Human Affairs International, Incorporated,
           which was filed as Exhibit 2(d) to the Company's Current Report on Form 8-K, which was filed on December 17, 1997, and is incorporated herein by reference.

     2.20  Real Estate Purchase and Sale Agreement, dated January 29, 1997, between the Company and Crescent Real Estate Equities Limited Partnership, which was filed as Exhibit
           2(a) to the Company's Current Report on Form 8-K which was filed on April 23, 1997, and is incorporated herein by reference.

     2.21  Amendment No. 1, dated February 28, 1997, to the Real Estate Purchase and Sale
           Agreement, dated January 29, 1997, between the Company and Crescent Real Estate
           Equities Limited Partnership, which was filed as Exhibit 2(b) to the Company's
           Current Report on Form 8-K filed on April 23, 1997, and is incorporated herein by reference.

     2.22  Amendment No. 2, dated May 29, 1997, to the Real Estate Purchase and Sale Agreement,
           dated January 29, 1997, between the Company and Crescent Real Estate Equities Limited
           Partnership, which was filed as Exhibit 2(c) to the Company's Current Report on Form
           8-K filed on June 30, 1997, and is incorporated herein by reference.

     2.23  Contribution Agreement, dated June 16, 1997, between the Company and Crescent
           Operating, Inc., which was filed as Exhibit 2(d) to the Company's Current Report on
           Form 8-K which was filed on June 30, 1997, and is incorporated herein by reference.

     2.24  Stockholders' Agreement, dated December 13, 1995, among Green Spring Health Services,
           Inc., Blue Cross and Blue Shield of New Jersey, Inc., Health Care Service
           Corporation, Independence Blue Cross, Pierce County Medical Bureau, Inc. and the
           Company, which was filed as Exhibit 4(d) to the Company's Quarterly Report on Form
           10-Q for the quarterly period ended December 31, 1995, and is incorporated herein by reference.

     2.25  First Amendment to Stockholders' Agreement, dated February 28, 1997, among Green
           Spring Health Services, Inc., Blue Cross and Blue Shield of New Jersey, Inc., Health
           Care Service Corporation, Independence Blue Cross, Pierce County Medical Bureau, Inc.
           and the Company, which was filed as Exhibit 10(af) to the Company's Annual Report on
           Form 10-K for the year ended September 30, 1997, and is incorporated herein by reference.

     2.26  Exchange Agreement, dated December 13, 1995, among Blue Cross and Blue Shield of New
           Jersey, Inc., Health Care Service Corporation, Independence Blue Cross, Pierce County
           Medical Bureau, Inc. and the Company, which was filed as Exhibit 4(e) to the
           Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31,
           1995, and is incorporated herein by reference.

      4.1  Restated Certificate of Incorporation of the Company, as filed in Delaware on October
           16, 1992, which was filed as Exhibit 3(a) to the Company's Annual Report on Form 10-K
           for the year ended September 30, 1992, and is incorporated herein by reference.

      4.2  Bylaws of the Company, as amended, effective May 19, 1995, which was filed as Exhibit
           3(a) to the Company's Quarterly Report on Form 10-Q for the Quarterly Period ended
           June 30, 1995, and is incorporated herein by reference.

      4.3  Certificate of Ownership and Merger merging Magellan Health Services, Inc. (a
           Delaware corporation) into Charter Medical Corporation (a Delaware corporation), as filed in Delaware on December 21, 1995, which was filed as Exhibit 3(c) to the
           Company's Annual Report on Form 10-K for the year ended September 30, 1995, and is incorporated herein by reference.

      4.4  Stock and Warrant Purchase Agreement, dated December 22, 1995, between the Company and Richard E. Rainwater, which was filed as Exhibit 4(f) to the Company's Quarterly
           Report on Form 10-Q for the quarterly period ended December 31, 1995, and is incorporated herein by reference.

      4.5  Amendment No. 1 to Stock and Warrant Purchase Agreement, dated January 25, 1996, between the Company and Rainwater-Magellan Holdings, L.P. which was filed as Exhibit
           4.7 to the Company's Registration Statement on Form S-3 (File No. 333-01217) filed on
           February 26, 1996, and is incorporated herein by reference.

      5.1  Opinion of King & Spalding as to the legality of the Common Stock to be registered.

     23.1  Consent of King & Spalding (included in Exhibit 5.1).

     23.2  Consents of Arthur Andersen LLP.

     23.3  Consent of Deloitte & Touche LLP.

     23.4  Consent of KPMG Peat Marwick LLP.

     24.1  Powers of Attorney (included on signature pages).

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration
Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        Provided, however, that the undertakings set forth in paragraphs (i) and
    (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

    That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling persons of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 22, 1998.

                                MAGELLAN HEALTH SERVICES, INC.

                                By:            /s/ CRAIG L. MCKNIGHT
                                     -----------------------------------------
                                                 Craig L. McKnight
                                            Executive Vice President and
                                              Chief Financial Officer

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig L. McKnight, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ HENRY T. HARBIN
------------------------------  President, Chief Executive     May 22, 1998
       Henry T. Harbin             Officer and Director

    /s/ CRAIG L. MCKNIGHT        Executive Vice President
------------------------------     and Chief Financial         May 22, 1998
      Craig L. McKnight                  Officer

    /s/ JEFFREY T. HUDKINS          Vice President and
------------------------------          Controller             May 22, 1998
      Jeffrey T. Hudkins        (Chief Accounting Officer)

      /s/ EDWIN M. BANKS
------------------------------           Director              May 22, 1998
        Edwin M. Banks

   /s/ G. FRED DIBONA, JR.
------------------------------           Director              May 22, 1998
     G. Fred DiBona, Jr.

   /s/ ANDRE C. DIMITRIADIS
------------------------------           Director              May 22, 1998
     Andre C. Dimitriadis

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ A.D. FRAZIER, JR.
------------------------------           Director              May 22, 1998
      A.D. Frazier, Jr.

------------------------------           Director
      Raymond H. Kiefer

------------------------------           Director
      Gerald L. McManis

    /s/ DANIEL S. MESSINA
------------------------------           Director              May 22, 1998
      Daniel S. Messina

     /s/ ROBERT W. MILLER
------------------------------       Chairman of the           May 22, 1998
       Robert W. Miller             Board of Directors

------------------------------           Director
        Darla D. Moore

  /s/ JEFFREY A. SONNENFELD
------------------------------           Director              May 22, 1998
    Jeffrey A. Sonnenfeld